                                                                      EXHIBIT 11

                   PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                            YEAR ENDED DECEMBER 31,

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
                                          1993                    1992
                                 ----------------------- -----------------------
                                                FULLY                   FULLY
                                   PRIMARY     DILUTED     PRIMARY     DILUTED
                                 ----------- ----------- ----------- -----------
Weighted average number of com-
 mon shares outstanding during
 year..........................   10,814,000  10,814,000  10,562,483  10,562,483
Excess of weighted average
 number of shares issuable upon
 exercise of employee stock
 options over 20% of shares
 outstanding at end of year....    3,403,000   3,403,000   2,502,741   2,502,741
                                 ----------- ----------- ----------- -----------
Weighted average number of
 shares........................   14,217,000  14,217,000  13,065,224  13,065,224
                                 ----------- ----------- ----------- -----------
Proceeds available to repay
 debt:
  From exercise of options,
   including tax benefits, at
   average market price........  $31,541,000             $22,046,854
  From exercise of options,
   including tax benefits, at
   year-end market price.......              $28,379,000             $20,230,728
  Other........................    1,360,000   1,360,000   1,538,000   1,538,000
                                 ----------- ----------- ----------- -----------
                                  32,901,000  29,739,000  23,584,854  21,768,728
                                 ----------- ----------- ----------- -----------
Interest saved.................    1,513,000   1,368,000   1,347,335   1,258,344
Other..........................      198,000     187,000     187,119     184,298
                                 ----------- ----------- ----------- -----------
                                   1,711,000   1,555,000   1,534,454   1,442,642
                                 ----------- ----------- ----------- -----------
Increase to income, net of tax-
 es............................    1,112,000   1,011,000   1,012,740     952,144
Net income as reported.........    9,650,000   9,650,000   6,305,756   6,305,756
                                 ----------- ----------- ----------- -----------
Adjusted net income............  $10,762,000 $10,661,000 $ 7,318,496 $ 7,257,900
                                 ----------- ----------- ----------- -----------
Per share......................         $.76        $.75        $.56        $.56
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